                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Nuveen Insured Pennsylvania Tax-Free Advantage Municipal Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
          333 West Wacker Drive, Chicago, Illinois 60606

Telephone Number (including area code):  (800) 257-8787

Name and address of agent for service of process: Jessica R. Droeger, Esq., Vice President and Secretary, Nuveen Insured Pennsylvania Tax-Free Advantage Municipal Fund, 333 West Wacker Drive, Chicago, Illinois 60606 with copies to Stacy H. Winick, Bell, Boyd & Lloyd LLC, Three First National Plaza, Suite 3300, Chicago, Illinois 60602 and Thomas S. Harman, Morgan, Lewis & Bockius LLP, 1800 M Street, N.W., Washington, D.C. 20036.

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes   No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on October 28, 2002.

                   Nuveen Insured Pennsylvania Tax-Free Advantage Municipal Fund

                   /s/ Larry W. Martin
                   -------------------
                   Larry W. Martin, Vice President and Assistant
                   Secretary

                   /s/ Jessica R. Droeger
                   ----------------------
                   Jessica R. Droeger, Vice President and Secretary





Attest:  /s/ Virginia L. O'Neal
         ----------------------
         Virginia L. O'Neal